Shareholder Voting Results (Unaudited)

The Kensington Funds

Special Meeting of Shareholders

May 27, 2009

Ballot

The undersigned holder of capital stock of each Fund of The Kensington Funds, or duly authorized proxy or proxies for a holder or holders of said stock (as evidenced by an executed proxy delivered to the Inspector of Election), hereby votes:

For approval of an Agreement and Plan of Reorganization as follows:

Kensington Real Estate Securities Fund

246,567 Votes in favor

12,444 Votes against

18,744 Votes abstained

Votes in favor represented 88.77% of total votes

Kensington Strategic Realty Fund

1,999,734 Votes in favor

81,013 Votes against

82,044 Votes abstained

Votes in favor represented 92.46% of total votes

Kensington International Real Estate Fund

1,175,493 Votes in favor

48,853 Votes against

64,652 Votes abstained

Votes in favor represented 91.19% of total votes

Kensington Global Real Estate Fund

287,346 Votes in favor

3,663 Votes against

13,500 Votes abstained

Votes in favor represented 94.36% of total votes

Kensington Global Infrastructure Fund

2,767,873 Votes in favor

59,881 Votes against

148,055 Votes abstained

Votes in favor represented 93.01% of total votes

Kensington Select Income Fund

13,615,883 Votes in favor

374,335 Votes against

510,228 Votes abstained

Votes in favor represented 93.90% of total votes